EvergreenBank Names New
Executive Vice President and Chief Credit Officer

(Seattle, WA – February 28, 2006) – EvergreenBank has named Michael Tibbits as its Executive Vice President and Chief Credit Officer, President and CEO Gerry Hatler announced today. Tibbits will be responsible for EvergreenBank’s commercial lending program, including new business development and credit administration.

Tibbits joined EvergreenBank in 2005 as Relationship Manager Team Leader. Before coming to EvergreenBank, he worked at Bank of America as a Commercial Banking Officer in Snohomish County.

Tibbits brings 20 years of banking experience to EvergreenBank. He received a Bachelor’s from the University of Washington and a Master’s Degree in Business Administration from Seattle University. Tibbits is active on the board of the United Way of Snohomish County and is the 2006 Campaign Chair.

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc. (OTCBB:EVGG), a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. EvergreenBank operates six offices in Seattle, Bellevue, Lynnwood, and Federal Way. Visit www.EvergreenBank.com to learn more.

Contact: David Harper, 206-628-4250, David.Harper@EvergreenBank.com

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